UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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Manhattan Bridge Capital, Inc.
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Contact:
Assaf Ran, CEO
(516) 444-3400
SOURCE: Manhattan Bridge Capital, Inc.

Manhattan Bridge Capital, Inc. Supplements its Proxy Material
for the 2011 Annual Meeting of Stockholders

NEW YORK, N.Y. August 9, 2011 / GLOBE Newswire / -- Manhattan Bridge Capital, Inc. (NASDAQ: LOAN)

      Manhattan Bridge Capital, Inc., to facilitate access to the section of its recently mailed Proxy Material for the Annual Meeting of Stockholders to be held on September 9, 2011, today reissued the following section of that material detailing the reason for and the benefits to the Company of its proposed grant of restricted shares of Common Stock to its Chief Executive Officer.

"The Board has authorized, subject to shareholder approval, the grant 1,000,000 restricted shares of Common Stock (the “Restricted Shares”) to Assaf Ran, the Company’s President and Chief Executive Officer, pursuant to an agreement a copy of which is included in this proxy statement as Appendix B (the “Restricted Shares Agreement”).  Under the terms of the Restricted Shares Agreement, Mr. Ran has agreed to the termination and cancellation of 210,000 options with exercise prices above $1.50 per share that he currently holds and further agreed that he will not exercise an additional 280,000 options with exercise prices below $1.50 per share.  If Mr. Ran exercises any of 280,000 options that are not being terminated and cancelled, he will forfeit approximately 3.5 Restricted Shares for each such option exercised.  Under the Restricted Shares Agreement Mr. Ran may not sell, convey, transfer, pledge, encumber or otherwise dispose of the Restricted Shares until the earliest to occur of the following:  (i) June 30, 2026, with respect to 1/3 of the Restricted Shares, June 30, 2027 with respect to an additional 1/3 of the Restricted Shares and June 30, 2028 with respect to the final 1/3 of the Restricted Shares; (ii) the date on which Mr. Ran’s employment is terminated by the Company for any reason other than for “Cause” (i.e., misconduct that is materially injurious to the Company monetarily or otherwise, including engaging in any conduct that constitutes a felony under federal, state or local law);or (iii) the date on which Mr. Ran’s employment is terminated on account of (A) his death; (B) his disability, which, in the opinion of his personal physician and a physician selected by the Company, prevents him from being employed by the Company on a full-time basis (each such date being referred to as a “Risk Termination Date”).  If at any time prior to a Risk Termination Date either the Company terminates Mr. Ran’s employment for Cause or Mr. Ran voluntarily terminates his employment with the Company for any reason other than death or disability, Mr. Ran will forfeit that portion of the Restricted Shares which have not previously vested.  Mr. Ran will have the power to vote the Restricted Shares and will be entitled to all dividends payable with respect to the Restricted Shares from the date the Restricted Shares are issued.

Recommendation of the Board

The Board determined that the transactions contemplated by the Restricted Shares Agreement are in best interest of the Company and its shareholders and recommends that shareholders vote in favor of the proposal to approve and ratify the Restricted Shares Agreement.

Reasons for the Board’s Recommendation

The Board believes that securing Mr. Ran’s services for the long-term is crucial to the future success and growth of the Company.  The Company has only two employees – Mr. Ran and Ms. Kao, the Chief Financial Officer.  Mr. Ran is responsible for all of the Company’s day-to-day operations.  He is solely responsible for developing and executing the Company’s business strategy.

The Board further believes that replacing Mr. Ran’s options with the Restricted Shares will more closely align Mr. Ran’s interest with those of the Company and its shareholders for the following reasons:

•
The shares of Common Stock underlying the options are not subject to any restrictions.  Mr. Ran could exercise the options and immediately sell those shares.  The Restricted Shares cannot be sold, transferred, pledged, liened or disposed of in any way until they vest, which may not be for 15 years with respect to 1/3 of the shares, 16 years for an additional 1/3 of the shares and 17 years for the final 1/3 of the shares.

•
Mr. Ran could exercise the options and then terminate his employment with the Company without forfeiting his shares.  The Restricted Shares are tied to Mr. Ran’s continued employment with the Company.  If he terminates his employment voluntary, he would forfeit the shares.

•
Under the existing program of annual option grants to Mr. Ran, the Company incurred amortization charges of $46,920 in 2010.  Assuming the continuation of this program into the future and the trading of the Common Stock at an assumed price of $1.50 per share, future amortization charges would range from $68,044 in 2011 to $122,136 in 2015 and thereafter.  Under the proposed grant of Restricted Shares and related option forfeitures after first year amortization charges of $67,155 annual amortization charges would substantially decline to $26,097.

•
Mr. Ran has no right to vote the shares underlying the options and no right to dividends with respect to those shares until he exercises the options.  On the other hand, he has a right to vote the Restricted Shares immediately upon their grant giving him greater power in the election of directors and other matters submitted to shareholders which is expected to increase his willingness to personally guaranty borrowings by the Company. He also has the right to receive dividends on the Restricted Shares giving him a greater financial stake in the Company.

•	The Board has been advised that the value of the Restricted Shares is approximately equal to the value of the options that are being cancelled and those which he has agreed that he will not exercise.

Accounting Treatment

The Board has been advised that there will be very little, if any, adverse impact on the Company’s financial statements as a result of the implementation of the Restricted Shares Agreement.  This is due to the fact that the grant of Restricted Shares will be amortized over 15 years and the Company will be able to reverse some of the non-cash compensation expense it recorded in connection with the grant of the options that are being cancelled.

Tax Treatment

From an income tax perspective, the grant of the Restricted Shares will not be a taxable event to Mr. Ran unless he elects otherwise because the Restricted Shares are “forfeitable” and subject to a “substantial risk of forfeiture” as defined in Section 83 of the Internal Revenue Code of 1986, as amended (the “Code”).  When each 1/3 of the Restricted Shares vest, Mr. Ran will have compensation equal to the value of the Restricted Shares then vesting over the amount paid for such shares (which may or may not include the value of the options cancelled.)  At that time, appropriate arrangements will have to be made to accommodate any withholding obligations the Company may have as a result of the vesting.

From the Company’s perspective, the value of the Restricted Shares will be deductible for federal income tax purposes in the year in which they vest.  However, the Company may not be able to deduct the full value of the Restricted Shares vesting in that year to the extent that Mr. Ran’s total compensation from the Company for the year in which vesting occurs exceeds $1 million unless the Restricted Shares vesting in that year are deemed to be “performance based” compensation under Section 162(m) of the Code and the regulations promulgated thereunder.  While the vesting of the Restricted Shares is tied to Mr. Ran’s continued employment with the Company, there are no specific financial or operational benchmarks or achievements associated with the vesting of the Restricted Shares and, therefore, the Restricted Shares may not qualify as “performance based” compensation.  The Board considered the possibility of conditioning the vesting on specific benchmarks but decided it was inappropriate or unnecessary for the following reasons:

•	The options that Mr. Ran currently holds are not tied to any performance criteria.
•	Given Mr. Ran’s equity stake in the Company, he has ample of incentive to grow the Company’s business.

The Board recommends that shareholders vote “FOR” the proposal to adopt, approve and ratify the Restricted Share Agreement"